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                             IEC Electronics Corp.

                105 Norton Street o PO Box 271 o Newark, NY 14513
      o Ph: (315) 331-7742 o Fax: (315) 331-3547 o www.iec-electronics.com
                                                   -----------------------

                                  EXHIBIT 99.1

              IEC ANNOUNCES SECOND QUARTER RESULTS FOR FISCAL 2004


Newark, NY - April 22, 2004 - IEC Electronics Corp. (IECE.OB) announced today its results for the second quarter of fiscal 2004, ending March 26, 2004.

IEC reported net income of $124,000 or $0.01 per share on revenue of $7.3 million for the quarter. This compares to a net income of $726,000 or $0.09 per share on revenue of $15.5 million for the same quarter a year ago.

IEC's net income for the first six months of fiscal 2004 was $ 256,000 or $0.03 per share on revenue of $13.8 million. This compares to net income of $1.2 million, (of which $800,000 was forgiveness of debt and sale of our Texas property) or $0.15 per share on revenue of $25.1 million, for the same period in fiscal year 2003.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "Although our profit was modest, we are pleased to announce a profit for the seventh consecutive quarter. Compensating for the loss of Motorola's business has been a challenging task, yet we continue to move forward. During the quarter we added three new customers and a number of new programs from our existing customers. "

Gilbert further noted "We are pleased that Motorola continues to have confidence in IEC and has asked us to support certain of its immediate needs. They have placed an order for over $2.0 million for delivery in our third quarter. We believe that we will have an opportunity to work with Motorola again in the future. Another customer, Teradyne, has informed us that it plans to move substantial amounts of its contract assembly work to China over the balance of our fiscal year. From the information we have received, we believe that we will retain 20-25% of the current work we do for them."

"Large multinationals companies will move in and out all the time. It is important for IEC not to become dependent upon these companies. Our success will be based upon supporting a steady stream of new customers with unique technology and proprietary products, and that is exactly what we are doing. These are companies that are focusing upon developing and expanding their own technology and marketing skills, and not using their resources to create a manufacturing environment. As they grow in their respective markets, we will also grow. These companies are providing IEC with some very interesting opportunities and could dramatically reshape the future of IEC. They are in some unique markets serving both government and industry: portable gas monitoring equipment for toxic gases, alternative energy, and atomic clocks."

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Gilbert continued, "As in recent past quarters, we continue to manage our expenses aggressively, pay down our debt and deleverage our balance sheet. The Company's long-term debt at the end of March is at $1.9 million down from $4.4 million last year at this time. This strengthening of our financial position continues to improve our enterprise value and supports our continued effort to pursue new customers. We expect that IEC will be profitable for the balance of the year, and are putting a number of changes in place to expand from this level and build for the future. The message we are conveying to our employees and customers is no miracles or instant results, just steady profitable growth from our current and expanding base."


IEC is a full service, ISO-9001 registered EMS provider. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's second quarter 2004 results can be found on its web site at WWW.IEC-ELECTRONICS.COM/NEWS.PHP.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2003 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

CONTACT:
Heather Keenan
IEC Electronics Corp.
(315) 332-4262
hkeenan@iec-electronics.com
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